EXHIBIT 99.1

In this Exhibit 99.1, the term “HPT”, the “Company”, “we”, “us” and “our” includes Hospitality Properties Trust, and its consolidated subsidiaries, unless the context indicates otherwise.

EXPLANATORY NOTE

This Current Report on Form 8-K updates in this Exhibit 99.1 Items 6, 7 and 15(a) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, or the Annual Report, which was originally filed with the Securities and Exchange Commission on March 1, 2007, to reclassify the Company’s previously issued financial statements to report the properties sold during 2007 as discontinued operations.

This update is limited in scope as described above and does not amend, update, or change any other items or disclosures contained in the Annual Report.  Accordingly, all other items that remain unaffected are omitted in this filing. Except as described in the preceding paragraphs, we do not purport by this Current Report on Form 8-K or this Exhibit 99.1 incorporated by reference therein to update any of the information contained in the Annual Report.

Index to Exhibit 99.1	Page Number

Selected Financial Data	1
Management’s Discussion and Analysis of Financial Condition and Results of Operations	3
Financial Statements	F-2

Item 6.  Selected Financial Data

The following table sets forth selected financial data for the periods and dates indicated. Comparative results are impacted by property acquisitions and dispositions during the periods shown. This data should be read in conjunction with, and is qualified in its entirety by reference to, management’s discussion and analysis of financial condition and results of operations and the consolidated financial statements and accompanying notes included in this Current Report on Form 8-K.

We have reclassified our historical audited consolidated financial statements and selected financial data to report the properties sold during 2007 as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” or SFAS No. 144.  In accordance with SFAS No. 144, we have reported revenue and expenses from these properties as discontinued operations for each period presented in our Annual Report on Form 10-K for the year ended December 31, 2006.  This reclassification had no effect on our reported net income or net income available for common shareholders.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Income Statement Data:
Revenues:
Hotel operating revenues	$879,324	$682,541	$498,122	$209,299	$79,328
Rental income	120,649	114,332	112,325	201,197	231,437
FF&E reserve income	20,299	19,767	18,147	18,000	20,830
Interest income	2,674	1,373	627	733	1,060
Gain on lease terminations	—	—	—	107,516	—
Total revenues	1,022,946	818,013	629,221	536,745	332,655
Expenses:
Hotel operating expenses	618,334	476,858	333,818	145,863	50,515
Interest	81,451	65,263	50,393	44,536	42,424
Depreciation and amortization	141,198	127,242	110,333	100,257	91,924
General and administrative	25,462	22,571	18,659	16,075	14766
Loss on early extinguishment of debt	—	—	—	2,582	1,600
Loss on asset impairment	—	7,300	—	—	—
Total expenses	866,445	699,234	513,203	309,313	201,229
Income before gain on sale of real estate and discontinued operations	156,501	118,779	116,018	227,432	131,426
Gain on sale of real estate	—	—	203	—	—
Income from continuing operations	156,501	118,779	116,221	227,432	131,426
Discontinued operations:
Income from discontinued operations	12,538	11,124	10,870	10,781	10,776
Net income	169,039	129,903	127,091	238,213	142,202
Preferred distributions	7,656	7,656	9,674	14,780	7,572
Excess of liquidation preference over carrying value of preferred shares	—	—	2,793	—	—
Net income available for common shareholders	$161,383	$122,247	$114,624	$223,433	$134,630
Common distributions declared	$225,927	$205,162	$193,523	$180,242	$179,504
Weighted average common shares outstanding	73,279	69,866	66,503	62,576	62,538

Per Common Share Data:

Income from continuing operations available for common shareholders	$2.03	$1.59	$1.56	$3.40	$1.98
Income from discontinued operations available for common shareholders	$0.17	$0.16	$0.16	$0.17	$0.17
Net income available for common shareholders	$2.20	$1.75	$1.72	$3.57	$2.15
Distributions per common share	$2.95	$2.90	$2.88	$2.88	$2.87

Balance Sheet Data (as of December 31):
Real estate properties, at cost	$4,042,017	$3,626,693	$3,180,990	$3,179,507	$2,762,322
Real estate properties, net	3,334,179	3,013,686	2,624,473	2,685,208	2,336,412
Total assets	3,957,463	3,114,607	2,689,425	2,761,601	2,403,756
Debt, net of discount	1,199,830	960,372	697,505	826,126	473,965
Shareholders’ equity	2,447,540	1,855,455	1,685,873	1,645,528	1,645,020

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollar amounts in thousands, except per share amounts)

Overview

The following information should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this Exhibit 99.1 of this Current Report on Form 8-K.

Hotel Industry Conditions

During 2006, the U.S. hotel industry has continued to enjoy increasing demand from an expanding economy and limited new hotel supply. For 2006, ten of our eleven combinations of hotels reported increases in revenue per available room, or RevPAR, and nine of our eleven combinations of hotels reported increases in cash flow available to pay minimum returns and rents due to us. All of our management agreements and leases contain security features, such as security deposits or guarantees, which are intended to protect payments of our minimum returns and rents. However, the effectiveness of these various security features to provide uninterrupted payments to us is not assured. If any of our hotel operators, tenants or guarantors default in their payment obligations to us, our revenues and cash flows may decline and our ability to continue to pay distributions may be jeopardized.

2006 Developments

On January 6, 2006, we purchased the Harbor Court Complex in the Inner Harbor area of Baltimore, Maryland for $78,000. The Harbor Court Complex is a mixed use property comprised of the five star, five diamond Harbor Court Hotel, a 72,042 square foot office building and a 530 space seven story parking garage. The hotel has 195 guest rooms, including 22 suites, 8,000 square feet of meeting space and a roof top fitness center that includes a tennis court, squash court, indoor pool, aerobics center and spa therapy rooms. Simultaneously with this purchase, we entered an agreement with InterContinental to manage the Harbor Court Hotel under its InterContinental Hotels & Resorts® brand. We added this hotel to the combination management agreement for 13 hotels we acquired from InterContinental in 2005. As a result, our annual minimum return from this expanded combination of hotels was increased by $4,800 in 2006, $5,200 in 2007 and $5,300 per year thereafter. We agreed to invest up to $2,300 in connection with the rebranding of the Harbor Court Hotel as the InterContinental® Harbor Court Baltimore. In addition to the returns generated by the hotel component of the complex, we receive the net cash flow from the office and parking parts of the property; and we have entered into a management agreement with RMR to operate the office building and an agreement with an unaffiliated third party to manage the parking garage.

On January 25, 2006, we purchased eight hotels for $166,200 with an effective date of January 20, 2006. We also agreed to fund $17,135 of capital improvements to these hotels during the three years following closing. The eight acquired hotels include five full service Crowne Plaza® hotels, one full service Holiday Inn Select® hotel and two Staybridge Suites® hotels; they have a total of 2,188 rooms/suites and approximately 63,800 square feet of meeting space and are located in three states. Simultaneous with our purchase of these hotels, we entered a long term combination management agreement with subsidiaries of InterContinental. On April 6, 2006, we purchased two Crowne Plaza® hotels, one in Miami, Florida and the other in Philadelphia, Pennsylvania, for $63,000 and agreed to fund $7,093 of capital improvements to these hotels during the three years following closing. These hotels have 749 rooms/suites and over 23,000 square feet of meeting space. We added these hotels to the combination management agreement with InterContinental for the eight hotels we acquired in January 2006. The annual amount payable to us for all ten hotels as a minimum return under the management contract is $18,336 in 2006, $20,306 in 2007, $21,130 in 2008 and approximately $21,541 thereafter, after the full $24,228 of planned hotel improvements have been funded by us. In addition, we are entitled to receive additional return payments, a percentage of gross revenue over threshold amounts starting in 2008 and the cash flow remaining after the payment of base and incentive management fees. The management agreement extends through 2030, and InterContinental has two, all or none, renewal options for 15 years each. The obligation to pay the minimum return under the management agreement is supported by a limited guaranty from InterContinental until the operations at these hotels reach negotiated levels. The agreement requires a reserve for capital expenditures starting in 2008.

On April 13, 2006, we purchased a newly developed 150 room Staybridge Suites® hotel in Parsippany, New Jersey for $21,000. This hotel was added to our combination management agreement with a subsidiary of InterContinental which includes 30 other Staybridge Suites® hotels.  The initial term of this contract was extended to 2031 and the annual minimum return from this expanded combination of hotels increased by $1,700 until April 2007, at which time it will increase by $1,800. We may also receive a percentage of gross revenue increases at this hotel starting in 2009 and the net cash flow after payment of management fees to InterContinental.

Subsequent Events

On January 31, 2007, we completed our acquisition of TravelCenters for approximately $1,900,000 pursuant to the Agreement and Plan of Merger dated as of September 15, 2006, as amended, among TravelCenters, us, one of our former subsidiaries and Oak Hill Capital Partners, L.P., solely in its capacity as the representative for the stockholders of TravelCenters. Upon completion of the acquisition, we restructured the business of TravelCenters and distributed all of the common shares of our former subsidiary, TA, to our shareholders in a spin off transaction.

As a part of the restructuring of TravelCenters which occurred in connection with the TA Transaction, on January 31, 2007:

•                  TravelCenters became a subsidiary of our subsidiary, TA;

•                  certain real property interests of 146 travel centers that were operated by TravelCenters and all trademarks, tradenames and certain other assets used in connection with the travel center business with an estimated total value of approximately $1,680,000 were transferred to subsidiaries of ours that were not owned by TA;

•                  TA became the owner of all of the working capital of TravelCenters, including current assets (primarily consisting of cash, receivables and inventory) net of current liabilities (primarily consisting of trade payables and accrued liabilities);

•                  we contributed cash to TA so that the sum of its current assets, net of current liabilities, was $200 million;

•                  TA became the owner of one travel center in Ontario, Canada, the operator of two travel centers leased from owners other than us, the manager of one travel center for an owner other than us, the franchisor of 13 travel centers owned and operated by third parties and the owner of certain other assets historically owned and used by TravelCenters;

•                  we entered into a lease of the 146 travel centers we acquired and certain related assets with TA; and

•                  TA commenced operating the travel center business formerly conducted by TravelCenters.

After giving effect to this restructuring, on January 31, 2007, we distributed all of the shares of TA to our common shareholders of record on January 26, 2007. Shareholders were entitled to receive one TA common share for every ten of our common shares owned on the record date. Fractional shares were issued as necessary.  TA’s common shares are listed on the American Stock Exchange under the symbol “TA”. We expect to record a charge of between $2,500 and $3,000 in the first quarter of 2007 related to costs incurred in connection with the spin off transaction.

Our lease with TA is a “triple net” lease, which requires TA to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, inventories, services to customers, insurance, real estate and personal property taxes and ground lease payments. The annual minimum rent due to us under this agreement is $153,500, $157,000, $161,000, $165,000, $170,000 and $175,000 in each of the first five years of the agreement and for the remaining years thereafter, respectively. Starting in 2012, the lease requires TA to pay us as additional rent 3% of increases in non-fuel gross revenues and 0.3% of increases in gross fuel revenues at each leased travel center over 2011 gross revenue amounts. Percentage rent attributable to fuel sales is subject to a maximum each year calculated by reference to changes in the consumer price index. Our lease agreement with TA expires on December 31, 2022.

We have agreed to provide up to $25,000 of funding annually for the first five years of the lease for certain specified improvements to the leased travel centers. This funding is cumulative and may be drawn by TA from us in subsequent years until December 2015. There will not be any adjustment in our minimum rent as we fund these amounts. All improvements purchased with this funding will be owned by us. TA is required to maintain, at its expense, the leased travel centers in good order and repair, including structural and non-structural components, but may request that we fund amounts in addition to the $125,000, in return for minimum annual rent increases equal to a minimum of 8.5% of the amount we fund.

In July 2007, we sold 18 Homestead Studio Suites® hotels for $205,350.  We used the net proceeds of approximately $189,309 to reduce amounts outstanding under our revolving credit facility.

Management Agreements and Leases

At December 31, 2006, each of our 310 hotels is included in one of eleven combinations of hotels of which 201 are leased to one of our wholly owned TRSs and managed by an independent hotel operating company and 109 are leased to third parties. Our consolidated statement of income includes operating revenues and expenses of our managed hotels and rental income for leased properties. Additional information regarding the terms of our management agreements and leases is included in the table on pages 17 and 18.

Results of Operations (dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

	For the year ended December 31,
	2006	2005	Increase (Decrease)	% Increase (Decrease)
	(amounts in dollars, except number of shares)
Hotel operating revenues	$879,324	$682,541	$196,783	28.8%
Rental income:
Minimum rent	115,461	110,869	4,592	4.1%
Percentage rent	5,188	3,463	1,725	49.8%
FF&E reserve income	20,299	19,767	532	2.7%
Interest income	2,674	1,373	1,301	94.8%

Hotel operating expenses	618,334	476,858	141,476	29.7%
Interest expense	81,451	65,263	16,188	24.8%
Depreciation and amortization	141,198	127,242	13,956	11.0%
General and administrative	25,462	22,571	2,891	12.8%
Loss on asset impairment	—	7,300	(7,300)	—
Income from continuing operations	156,501	118,779	37,722	31.8%

Discontinued operations:
Income from discontinued operations	12,538	11,124	1,414	12.7%

Net income	169,039	129,903	39,136	30.1%
Net income available for common shareholders	161,383	122,247	39,136	32.0%
Weighted average shares outstanding	73,279	69,866	3,413	4.9%
Income from continuing operations available for common shareholders per common share	$2.03	$1.59	$0.44	27.7%
Income from discontinued operations available for common shareholders per common share	$0.17	$0.16	$0.01	6.3%
Net income available for common shareholders per common share	$2.20	$1.75	$0.45	25.7%

The increase in hotel operating revenues was caused by the increase in the number of managed hotels in 2006 due to our January and April 2006 hotel acquisitions and the general increase in hotel revenues at most of our managed hotels due to strengthening of the lodging market that has resulted in improved average daily room rate, or ADR, at most of our managed hotels partially offset by lower revenues at certain of our managed hotels as a result of renovations in 2006. Additional operating statistics of our hotels is included in the table on page 19.

The increase in hotel operating expenses was caused by the increase in the number of managed hotels in 2006 due to our January and April 2006 hotel acquisitions and the general increase in the cost of labor and utilities in 2006.

Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined annually. Hotel operating income in excess of the minimum returns due to us under our management agreements is recognized as income at year end when all contingencies are met and the income is earned. We recognized additional returns of $20,029 and $13,568 in 2006 and 2005, respectively.

Certain of our managed hotels had net operating results that were $3,542 and $2,491 less than the minimum returns due to us in 2006 and 2005, respectively. These amounts are reflected in our consolidated statement of income as a net reduction to hotel operating expenses in these years because the minimum returns were funded by our managers.

The increase in minimum rental income is primarily a result of the increased minimum rents resulting from our funding of improvements at certain of our leased hotels in 2006 and the acquisition of the Harbor Court office building in January 2006. The increase in percentage rental income is the result of increased sales at our leased hotels.

FF&E reserve income represents amounts paid by our tenants into restricted accounts owned by us, the purpose of which is to accumulate funds for future capital expenditures. The terms of our leases require these amounts to be calculated as a percentage of total sales at our hotels. The increase in FF&E reserve income is primarily due to increased levels of hotel sales in 2006 versus 2005 at our leased hotels. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels and for leased hotels where the FF&E reserve is owned by our tenants as FF&E reserve income.

The increase in interest income is due to higher average cash balances and higher average interest rates during 2006.

The increase in interest expense is primarily due to higher average borrowings as a result of our hotel acquisitions, which was partially offset by a lower weighted average interest rate during 2006 than in 2005.

The increase in depreciation and amortization is due principally to the depreciation of 12 hotels acquired during 2006 and the impact of the purchases in 2006 and 2005 of depreciable assets with funds from FF&E reserve accounts owned by us. This increase was offset to some extent by the sale of a hotel in September 2005 and certain assets becoming fully depreciated in 2006 and 2005.

The increase to general and administrative expense is due principally to the impact of additional hotel investments during 2006.

We recorded a $7,300 loss on asset impairment to reduce the carrying value of our Prime HotelSM in Atlanta, Georgia to its net realizable value less cost to sell in the 2005 second quarter. We sold this hotel on September 30, 2005, for $3,227.

The increase in income from discontinued operations is the result of increased percentage rent at our 18 Homestead Studio Suites® hotels.

The increases in income from continuing operations, net income, net income available for common shareholders, income from continuing operations available for common shareholders per common share and net income available for common shareholders per common share are primarily due to the investment and operating activity discussed above. On a per share basis, the percentage increase in net income available for common shareholders was lower due to our issuance and sale of a total of 14.3 million common shares in July and December 2006 and the sale of 4.7 million shares in June 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

	For the year ended December 31,
	2005	2004	Increase (Decrease)	% Increase (Decrease)
	(amounts in dollars, except number of shares)
Hotel operating revenues	$682,541	$498,122	$184,419	37.0%
Rental income:
Minimum rent	110,869	109,709	1,160	1.1%
Percentage rent	3,463	2,616	847	32.4%
FF&E reserve income	19,767	18,147	1,620	8.9%
Interest income	1,373	627	746	119.0%

Hotel operating expenses	476,858	333,818	143,040	42.8%
Interest expense	65,263	50,393	14,870	29.5%
Depreciation and amortization	127,242	110,333	16,909	15.3%
General and administrative	22,571	18,659	3,912	21.0%
Loss on early extinguishment of debt	7,300	—	7,300	—
Income before gain on sale of real estate and discontinued operations	118,799	116,018	2,781	2.4%
Gain on sale of real estate	—	203	(203)	—
Income from continuing operations	118,799	116,221	2,578	2.2%
Discontinued operations:
Income from discontinued operations	11,124	10,870	254	2.3%

Net income	129,903	127,091	2,812	2.2%
Net income available for common shareholders	122,247	114,624	7,623	6.7%
Weighted average shares outstanding	69,866	66,503	3,363	5.1%
Income from continuing operations available for common shareholders per common share	$1.59	$1.56	$0.03	1.9%
Income from discontinued operations available for common shareholders per common share	$0.16	$0.16	—	—
Net income available for common shareholders per common share	$1.75	$1.72	$0.03	1.7%

The increase in hotel operating revenues was caused by the increase in the number of managed hotels in 2005 due to our February and May 2005 hotel acquisitions and the increase in revenues is attributable primarily to the improving lodging market that has resulted in improved occupancy and ADR at many of our hotels, which was partially offset by lower revenues at our former Prime HotelsSM during their transition to Carlson branded operations during 2005. Additional operating statistics of our hotels is included in the table on page 19.

The increase in hotel operating expenses was caused by the increase in the number of managed hotels in 2005 due to our February and May 2005 hotel acquisitions and a result of higher hotel occupancies and increases in the cost of labor and utilities in 2005.

We recognized additional returns of $13,568 and $1,397 in 2005 and 2004, respectively.

Certain of our managed hotels had net operating results that were $2,491 and $10,595 less than the minimum returns due to us in 2005 and 2004, respectively. These amounts are reflected in our consolidated statement of income as a net reduction to hotel operating expenses in these years because the minimum returns were funded by our managers.

The increase in minimum rental income is primarily a result of the initiation of a new lease for our hotel in San Juan, Puerto Rico in February 2005, and the increase in minimum rents resulting from our funding of improvements at certain of our leased hotels in 2005 and 2004. This increase was partially offset by the elimination of $5,222 of minimum rent for seven of our hotels which were leased to third parties for a portion of 2004 but are now managed for our account. The increase in percentage rental income is the result of increased sales at our leased hotels.

The increase in FF&E reserve income is primarily due to increased levels of hotel sales in 2005 versus 2004 at our leased hotels. This increase was partially offset by the elimination of FF&E reserve income for seven hotels which were leased to third parties for a portion of 2004, but are now managed for our account.

The increase in interest income is due to higher average cash balances and higher average interest rates during 2005.

The increase in interest expense is primarily due to higher average borrowings as a result of our hotel acquisitions, which was partially offset by a lower weighted average interest rate during 2005 than in 2004.

The increase in depreciation and amortization is due principally to the depreciation of 14 hotels acquired during 2005 and the impact of the purchases in 2005 and 2004 of depreciable assets with funds from FF&E reserve accounts owned by us. This increase was offset to some extent by the sale of two hotels in April 2004 and September 2005 and certain assets becoming fully depreciated assets during 2005 and 2004.

The increase to general and administrative expense is due principally to the impact of additional hotel investments during 2005.

We recorded a $7,300 loss on asset impairment to reduce the carrying value of our Prime HotelSM in Atlanta, Georgia to its net realizable value less cost to sell in the 2005 second quarter. We sold this hotel on September 30, 2005, for $3,227.

We recorded a $203 gain on the sale of a Summerfield Suites® hotel located in Buckhead, Georgia in the 2004 second quarter.

The increase in income from discontinued operations is the result of increased percentage rent at our 18 Homestead Studio Suites® hotels.

Our 2004 income available to common shareholders was reduced by $2,793 as a result of our redemption of our Series A preferred shares, which amount reflects the excess of the redemption payments over the carrying value of these preferred shares before their redemption.

The increases in income from continuing operations, net income, net income available for common shareholders, income from continuing operations available for common shareholders per common share and net income available for common shareholders per common share are primarily due to the investment and operating activities discussed above. On a per share basis, the percentage increase in net income available for common shareholders was lower due to our issuance and sale of 4.7 million common shares in June 2005.

Liquidity and Capital Resources

Our Operators and Tenants

All of our hotels and travel centers are operated under management agreements or leases with unrelated third party operating companies. All costs of operating and maintaining our hotels are paid by the third party managers as agents for us or by third party tenants for their own account. These third parties derive their funding for property operating expenses, FF&E reserves, and returns and rents due to us generally from property operating revenues and, to the extent that these parties fund our minimum returns and minimum rents, from their separate resources.

We define coverage for each of our combination management agreements or leases as total property sales minus all property level expenses which are not subordinated to the minimum returns and minimum rents due to us and the required FF&E reserve contributions, divided by the aggregate minimum payments to us. More detail regarding coverage, guarantees and other security features of our operating agreements is presented in the table on pages 17 and 18. Assuming our eleven operating agreements in place at December 31, 2006, were in place during all of 2006, ten of these combinations, representing 286 properties, generated coverage using historical operating results of at least 1.0x. The remaining combination, representing 24 hotels, generated coverage of 0.80x in 2006; approximately half the hotels in this combination are undergoing significant renovations that had a negative impact on the operating results of this combination during the last six months of 2006. We expect hotels in this combination to be under renovation through the first nine months of 2007.

Three hundred thirty-one (331) of our properties, representing 73% of our total investments at cost as of February 26, 2007, in eight combinations are operated under management agreements or leases which are subject to full or limited guarantees. These guarantees may provide us with continued payments if the total sales less total expenses and required FF&E reserve payments fail to equal or exceed guaranteed amounts due to us. Our managers and tenants or their affiliates may also supplement cash flow from our properties in order to make payments to us and preserve their rights to continue operating our properties. Guarantee or supplemental payments to us, if any, made under any of our management agreements or leases, do not subject us to repayment obligations but, under some of our agreements, these guarantee or supplemental payments may be recovered by the manager or tenant from the future cash flows from our properties after our future minimum returns and minimum rents are paid.

As of February 26, 2007, all payments due, including those payments due under the combination management agreement whose hotels generated less than 1.0x coverage during 2006, are current. However, the effectiveness of our various security features to provide uninterrupted payments to us is not assured. If any of our property operators, tenants or guarantors default in their payment obligations to us, our revenues and cash flows will decline.

Our Operating Liquidity and Capital Resources

Our principal source of funds for current expenses and distributions to shareholders are minimum returns from our managed hotels and minimum rents from our leased properties. We receive minimum returns and minimum rents from our managers and tenants monthly. We receive additional returns, percentage returns and rents and our share of the operating profits of our managed hotels after payment of all management fees and other deductions either monthly or quarterly. This flow of funds has historically been sufficient for us to pay our operating expenses, interest and distributions to shareholders. We believe that our operating cash flow will be sufficient to meet our operating expenses, interest and distribution payments for the foreseeable future.

We maintain our status as a REIT under the Internal Revenue Code by meeting certain requirements. As a REIT, we do not expect to pay federal income taxes on the majority of our income. In 1999, federal legislation known as the REIT Modernization Act, or the RMA, was enacted and became effective on January 1, 2001. The RMA, among other things, allows a REIT to lease hotels to a TRS if the hotel is managed by an independent third party. The income realized by our TRS in excess of the rent it pays to us is subject to income tax at corporate tax rates. As, and if, the financial performance of the hotels operated for the account of our TRS improves, these taxes may become material. Also, the income we receive from our hotels in Canada and Puerto Rico is subject to taxes in those jurisdictions.

Our Investment and Financing Liquidity and Capital Resources

Various percentages of total sales at most of our hotels are escrowed as FF&E reserves to fund future capital improvements at our hotels. During 2006 our managers and tenants contributed $48,796 to these accounts. As of December 31, 2006, there was approximately $27,365 on deposit in these escrow accounts, of which $27,363 was held directly by us and reflected on our balance sheet as restricted cash. The remaining $2 is held in an account owned by one of our tenants and is not reflected on our balance sheet; but we have security and remainder interests in the account owned by this tenant. During 2006, $130,365 was spent from the FF&E reserve escrow accounts to renovate and refurbish our hotels.

Our hotel operating agreements generally provide that, if necessary, we will provide our managers and tenants funding for capital improvements to our properties in excess of amounts available in escrowed FF&E reserves. To the extent we make such additional fundings, our annual minimum returns or minimum rent generally increases by a percentage of the amount we fund. During 2006, we funded $72,556 for capital improvements to our hotels in addition to FF&E reserve fundings.

FF&E escrow deposits are not required under our travel centers lease with TA. However, TA is required to maintain the leased travel centers in good order and repair, including structural and non-structural components and we have agreed to provide up to $25,000 per year for capital improvements to the leased properties for the first five years of the lease term or thereafter on a cumulative basis. TA may request that we fund additional amounts for capital improvements to the leased facilities in return for annual minimum rent increases.

During 2006, we funded $32,157 for improvements to our Marriott International, Inc., or Marriott, branded hotel portfolios using cash on hand and borrowings under our revolving credit facility. We expect to fund approximately $5,000 for improvements to our four Marriott branded hotel portfolios throughout 2007 with funds from our existing cash balances or borrowings under our revolving credit facility. Our minimum annual rent for these hotels is increased by approximately 10% of the amounts we fund, which amounts are in addition to recurring FF&E reserve funding from hotel operations.

Pursuant to an April 2005 agreement we entered with a subsidiary of Global Hyatt Corporation, or Hyatt, for management of 24 AmeriSuites® hotels, we agreed to provide funding to Hyatt for rebranding of these hotels to the Hyatt PlaceTM brand and for other improvements. To the extent our fundings exceed $8,000, the minimum return payable by Hyatt to us increases as these funds are advanced by approximately 10% of the funded amounts per year. As of December 31, 2006, $29,500 has been funded, and we expect to fund an additional approximately $49,300 throughout 2007, using funds from our existing cash balances or borrowings under our revolving credit facility.

Pursuant to an April 2005 agreement we entered with a subsidiary of Carlson Hotels Worldwide, or Carlson, for management of 12 PrimeSM hotels, we agreed to provide funding to Carlson for rebranding these hotels to Carlson brands and for other improvements at these hotels by approximately 10% of the funded amounts per year. To the extent our payments exceed $12,000, the minimum return payable by Carlson to us increases as these funds are advanced. As of December 31, 2006, $36,563 has been funded. We funded $14,898 of this amount during 2006, and we expect to fund approximately $1,000 throughout 2007, using funds from our existing cash balances or borrowings under our revolving credit facility.

Pursuant to a December 2004 agreement we entered to purchase 13 hotels from InterContinental we agreed to pay $25,000 during the three years following closing to fund improvements to the hotels. We paid $10,000 of this amount in December 2005 and expect to pay $15,000 in December 2007, using funds from our existing cash balances or borrowings under our revolving credit facility.

On January 6, 2006, we acquired the Harbor Court Complex in Baltimore, Maryland for $78,000 using cash on hand and borrowings under our revolving credit facility. Pursuant to the agreement we entered with InterContinental for the management of the Harbor Court Hotel, we agreed to fund $2,300 for rebranding and other improvements during the two years following closing. As of December 31, 2006, $1,000 had been funded and we expect to fund an additional $1,300 in December 2007, using funds from our existing cash balances or borrowings under our revolving credit facility.

On January 25, 2006, we acquired eight hotels for $166,200 using borrowings under our revolving credit facility. Pursuant to the agreement we entered with InterContinental for the management of these hotels, we agreed to fund $17,135 for capital improvements during the three years following closing. We funded $6,854 in January 2007, and expect to fund $6,854 in January 2008 and $3,427 in January 2009, using funds from our existing cash balances or borrowings under our revolving credit facility.

On April 6, 2006, we acquired two Crowne Plaza® hotels for $63,000 using borrowings under our revolving credit facility. We agreed to fund $7,093 for capital improvements to these hotels during the three years following closing. We funded $2,837 in January 2007, and expect to fund $2,837 in January 2008 and $1,419 in January 2009, using funds from our existing cash balances or borrowings under our revolving credit facility.

On April 13, 2006, we acquired a Staybridge Suites® for $21,000 using borrowings under our revolving credit facility.

Pursuant to the January 2007 lease we entered with TA, we have agreed to provide up to $125,000 for certain specified improvements to the leased travel centers which may be drawn by TA from us in subsequent years until December 2015. There will be no adjustment in our minimum rent as we fund these amounts. We expect to fund these amounts using funds from our existing cash balances or borrowings under our revolving credit facility.

On January 17, 2006, April 17, 2006, July 17, 2006 and October 16, 2006, we paid a $0.5546875 per share distribution to our Series B preferred shareholders for the quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, respectively. On December 1, 2006, we declared a distribution of $0.5546875 per Series B preferred share with respect to the fourth quarter of 2006 and paid it to shareholders on January 16, 2007. These distributions were funded using cash on hand and borrowings under our revolving credit facility.

On February 16, 2006, May 11, 2006, August 17, 2006 and November 16, 2006, we paid a $0.73, $0.73, $0.74 and $0.74 per share distribution to our common shareholders for the quarters ended December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, respectively. These distributions were funded using cash on hand and borrowings under our revolving credit facility. On January 4, 2007, we declared a distribution of $0.74 per common share with respect to the fourth quarter of 2006 and paid it to shareholders on February 15, 2007. These distributions were funded using cash on hand and borrowings under our revolving credit facility.

On June 15, 2006, we issued $275,000 of 6.3% senior notes due 2016. Net proceeds from this offering of $271,937 after discounts and other expenses were used to reduce borrowings under our revolving credit facility.

On July 26, 2006, we sold 2,000,000 of our common shares at a price of $43.66 per share in a public offering. On July 28, 2006, we sold an additional 300,000 common shares at a price of $43.66 per share pursuant to an option we granted to the underwriters. Net proceeds from these sales of approximately $95,823 after discounts and other expenses were used to repay borrowings outstanding under our revolving credit facility and for general business purposes.

On December 22, 2006, we sold 12,000,000 of our common shares at a price of $47.51 per share in a public offering. On January 5, 2007, we sold an additional 1,800,000 common shares at a price of $47.51 per share pursuant to an option we granted to the underwriters. Net proceeds from these sales of approximately $627,215 after discounts and other expenses were used to repay borrowings outstanding under our revolving credit facility and to partially fund the TA Transaction.

On January 22, 2007, we entered into a new $2,000,000 interim loan agreement, or the Acquisition Facility, with a group of institutional lenders that became effective concurrently with our acquisition of TravelCenters. The Acquisition Facility permits only a single borrowing, and the stated maturity date of the borrowing is January 30, 2008. Borrowings under the Acquisition Facility are unsecured. We are required to prepay a stated portion of outstanding borrowings under the Acquisition Facility upon the occurrence of events, including certain equity or debt issuances and asset sales. The annual interest rate on borrowings under the Acquisition Facility is computed at LIBOR plus a premium, subject to adjustment based on changes to our credit ratings. The initial annual interest rate of the Acquisition Facility was 6.02%.

The total consideration we paid to acquire TravelCenters was approximately $1,900,000. The cash purchase price and the capitalization of TA were funded primarily by a $1,400,000 borrowing under the Acquisition Facility and the approximately $627,776 net proceeds from our issuance of 13,800,000 common shares of beneficial interest in December 2006 and January 2007 as described above.

On February 16, 2007, we sold 5,000,000 of our common shares at a price of $47.67 per share in a public offering. On February 23, 2007, we sold an additional 750,000 common shares at a price of $47.67 per share pursuant to an option we granted to the underwriters. Net proceeds from these sales, after underwriting and other estimated offering expenses, were $261,810. We used these proceeds to reduce borrowings under the Acquisition Facility.

On February 21, 2007, we sold 12,000,000 Series C cumulative redeemable preferred shares at a price of $25.00 per share in a public offering.  Net proceeds from this offering, after underwriting and other estimated offering expenses, were $290,250. We used these proceeds to reduce borrowings under the Acquisition Facility. Each of our Series C preferred shares has a distribution rate of $1.75 per annum, payable in equal quarterly amounts, and a liquidation preference of $25 ($300,000 in aggregate). Series C preferred shares are redeemable at our option for $25 each plus accrued and unpaid distributions at any time on or after February 15, 2012. On February 22, 2007, the underwriters partially exercised a 30 day option to purchase additional Series C preferred shares from us to cover overallotments. As a result, we expect to issue 700,000 Series C preferred shares on February 28, 2007 and to receive net proceeds after underwriting and other estimated offering expenses of $16,949.

As of February 26, 2007, we had $848,000 outstanding under the Acquisition Facility.

In order to fund capital improvements to our properties and acquisitions and to meet cash needs that may result from timing differences between our receipt of returns and rents and our desire or need to make distributions or pay operating expenses, we maintain a revolving credit facility with a group of institutional lenders. On August 22, 2006, we amended and extended the maturity of our unsecured revolving credit facility. As a result of the amendment, the maturity date was extended to October 24, 2010 and we have the option to extend the facility for one additional year upon payment of an extension fee. The annual interest rate payable for drawn amounts under the facility was reduced to LIBOR plus 55 basis points (5.9% per annum at December 31, 2006). Certain financial and other covenants in the facility were amended to reflect current market conditions. Borrowings under the revolving credit facility can be up to $750,000 and the revolving bank credit facility includes a feature under which the maximum amount available for borrowing may be expanded to $1,500,000 in certain circumstances. Borrowings under our revolving credit facility are unsecured. Funds may be drawn, repaid and redrawn until maturity, and no principal repayment is due until maturity. As of December 31, 2006, we had zero outstanding under our revolving credit facility.

At February 26, 2007, we had approximately $13,887 of cash and cash equivalents and $670,000 available from our revolving credit facility. We expect to use existing cash balances, borrowings under our credit facility and net proceeds of offerings of equity or debt securities to fund the repayment of the Acquisition Facility and future property acquisitions.

Our term debt maturities (other than our revolving credit facility and the Acquisition Facility) are as follows: $150,000 in 2008; $50,000 in 2010; $125,000 in 2012, $300,000 in 2013, $300,000 in 2015 and $300,000 in 2016. As of December 31, 2006, we had one mortgage note we assumed in connection with our acquisition of a hotel with a current principal balance of $3,700. This mortgage note requires monthly payments of principal and interest of $32 and is expected to have a principal balance of $3,326 at maturity in 2011. The mortgage note became prepayable at a premium to face value on September 1, 2005. None of our other debt obligations require principal or sinking fund payments prior to their maturity date.

When amounts are outstanding on our revolving credit facility and as the maturity dates of our revolving credit facility and term debts approach over the longer term, we will explore alternatives for the repayment of amounts due. Such alternatives in the short term and long term may include incurring additional debt and issuing new equity securities. We have an effective shelf registration statement that allows us to issue public securities on an expedited basis, but does not assure that there will be buyers for such securities. Although there can be no assurance that we will complete any debt or equity security offerings or other financings, we believe we will have access to various types of financing, including investment grade debt or equity securities, with which to finance future acquisitions and capital expenditures and to pay our debt and other obligations.

As of December 31, 2006, our contractual obligations were as follows:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$1,203,700	$71	$150,161	$53,468	$1,000,000
Purchase Obligation (1)	1,900,000	1,900,000	—	—	—
Ground Lease Obligations (2)	72,358	2,154	4,225	4,034	61,945
Capital improvements (3)	95,828	81,291	14,537	—	—
Total	$3,271,886	$1,983,516	$168,923	$57,502	$1,061,945

(1)                                  On January 31, 2007, we purchased TravelCenters of America, Inc. for approximately $1,900,000. As of February 26, 2007, we had borrowings of $848,000 outstanding under the Acquisition Facility used to partially fund the acquisition. The Acquisition Facility matures on January 30, 2008.

(2)                                  Fourteen of our hotels are on leased land. In each case the ground lessors are unrelated to us. Generally, payments of ground lease obligations are made by our managers or tenants. However, if a manager or tenant fails to perform obligations under a ground lease or elects not to renew any ground lease, we might have to perform obligations under the ground lease or renew the ground lease in order to protect our investment in the affected hotel. On January 31, 2007, we acquired 22 travel centers which are located on leased land; the total ground lease obligations for these travel center locations is $105,266, of which $9,288 is due within one year.

(3)                                  Represents amounts we expect to fund in addition to recurring FF&E reserve funding from hotel operations.

As of December 31, 2006, we had no off-balance sheet arrangements, commercial paper, derivatives, swaps, hedges, guarantees, joint ventures or partnerships. As of December 31, 2006, our secured debt obligations were limited to one mortgage note of $3,700 secured by a single property. None of our debt documentation requires us to provide collateral security in the event of a ratings downgrade.

Debt Covenants

Our debt obligations at December 31, 2006, consist of our revolving credit facility, our $1,200,000 of publicly issued term debt and our $3,700 mortgage note. Our public debt is governed by an indenture. This indenture and related supplements and our revolving credit facility agreement contain a number of financial ratio covenants which generally restrict our ability to incur debts, including debts secured by mortgages on our properties in excess of calculated amounts, require us to maintain a minimum net worth, restrict our ability to make distributions under certain circumstances and require us to maintain various financial ratios. As of December 31, 2006, we were in compliance with all of our covenants under our indenture and its supplements and our revolving credit facility agreement. Subsequent to December 31, 2006, our debt obligations also included the Acquisition Facility. At February 26, 2007, the Acquisition Facility had an outstanding balance of $848,000. The Acquisition Facility contains financial ratio covenants and requirements similar to those in our revolving credit facility. As of February 26, 2007, we were in compliance with all of our covenants under our indenture and its supplements, our revolving credit facility and Acquisition Facility agreements.

None of our indenture and its supplements, our revolving credit facility nor the Acquisition Facility contain provisions for acceleration which could be triggered by our debt ratings. However, under our revolving credit facility agreement and the Acquisition Facility, our senior debt rating is used to determine the fees and interest rate applied to borrowings.

Our public debt indenture and its supplements contain cross default provisions to any other debts of $20,000 or more. Similarly, a default on our public debt indenture would be a default on our credit facility.

Related Person Transactions

As more fully described above, on January 31, 2007, we acquired TravelCenters and, in connection with the acquisition, restructured the business of TravelCenters, distributed all of the common shares of our former subsidiary, TA, to our shareholders in a spin off transaction, and leased 146 travel centers to TA for a total annual minimum rent of $153,500. In order to effect the reorganization and spin off, we entered into a transaction agreement effective as of January 29, 2007, with TA and RMR. That agreement provided for certain of the steps in the restructuring of the TravelCenters business and the spin off. In addition, under this agreement TA entered into a management and shared services agreement with RMR, TA granted to us a right of first refusal to purchase, lease, mortgage or otherwise finance any interest it owns or acquires in a travel center before it is sold, leased, mortgaged or otherwise financed with another party, and TA agreed to indemnify us for liabilities relating to its business and operations for periods before and after the spin off and for liabilities relating to the ownership and operation of the leased travel centers which arise during the term of our lease with TA. Barry M. Portnoy, one of our managing trustees, is a managing director of TA, and Thomas M. O’Brien, an officer of RMR, is the other managing director of TA. Arthur G. Koumantzelis, who was one of our independent trustees prior to the spin off, serves as an independent director of TA.

RMR originates and presents investment opportunities to our board and provides management and administrative services to us under an agreement. RMR is compensated at an annual rate equal to 0.7% of our average real estate investments, as defined, up to the first $250,000 and 0.5% thereafter, plus an incentive fee based upon increases in cash available for distribution per share, as defined. The incentive fee payable to RMR is paid in our common shares. As described above, on January 6, 2006, we entered into a management agreement with RMR to operate the office building component of our Harbor Court Complex. Fees paid to RMR under this management agreement are based on a formula, generally 3% of gross collected rents as a property management fee and 5% of gross construction costs as a construction management fee. Aggregate fees earned by RMR during 2006 for services were $21,378, which includes an incentive fee of $1,487 which we plan to pay later in 2007 through the issuance of 29,928 of our common shares. RMR also provides the internal audit function for us and for other publicly traded companies to which it provides management or other services. Our pro rata share of RMR’s costs in providing that function was $173 in 2006. Our audit committee appoints our director of internal audit and our compensation committee approves his salary. Our compensation committee also approves the costs we pay.  All transactions between us and RMR are approved by our compensation committee. Both our audit and compensation committees are 100% composed of trustees who are independent of RMR.

Critical Accounting Policies

Our critical accounting policies are those that have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and assessments are consistently applied and produce financial information that fairly presents our results of operations. Our four most critical accounting policies concern our investments in hospitality related real estate and are as follows:

Classification of Leases. Certain of our properties are leased on a triple net basis, pursuant to non-cancelable, fixed term, operating leases. Each time we enter a new lease or materially modify an existing lease we evaluate its classification as either a capital lease or operating lease. The classification of a lease as capital or operating affects the carrying value of a property, as well as our recognition of rental payments as revenue. These evaluations require us to make estimates of, among other things, the remaining useful life and market value of a leased property, appropriate present value discount rates and future cash flows. Incorrect assumptions or estimates may result in misclassification of our leases.

Allocation of Purchase Price and Recognition of Depreciation Expense. The acquisition cost of each property investment is allocated to various property components such as land, buildings and furniture, and each component generally has a different useful life. For hospitality related real estate acquired subsequent to June 1,

2001, the effective date of Statement of Financial Accounting Standards No. 141, “Business Combinations”, we allocate the value of real estate acquired among building, land, furniture, fixtures and equipment, and, if applicable, the value of in-place leases, the fair market value of above or below market leases and customer relationships. Acquisition cost allocations and the determination of the useful lives are based on our estimates or, under some circumstances, studies from independent experts. We compute related depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. The value of intangible assets is amortized over the term of the respective lease or the affected contract. The allocated cost of land is not depreciated. Inappropriate allocation of acquisition costs or incorrect estimates of useful lives could result in depreciation and amortization expenses which do not appropriately reflect the allocation of our capital expenditures over future periods required by accounting principles generally accepted in the United States.

Impairment of Assets. We periodically evaluate our real estate investments for impairment indicators. These indicators may include weak or declining operating profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life or market or industry changes that could permanently reduce the value of our investments. If indicators of impairment are present, we evaluate the carrying value of the related investment by comparing it to the expected future undiscounted cash flows to be generated from that investment. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its estimated fair value. Estimated fair value is determined through an evaluation of recent financial performance and projected discounted cash flows using standard industry valuation techniques. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future operating profitability, market or industry factors differ from our expectations we may record an impairment charge which is inappropriate or fail to record a charge when we should have done so, or the amount of such charges may be inaccurate.

Variable Interest Entities. In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, or FIN 46, that was effective for all enterprises with variable interest entities created after January 31, 2003. In December 2003, FASB issued a revised FIN 46, which provided for the deferral of the effective date of the interpretation to January 1, 2004, for variable interest entities created prior to January 31, 2003. Under FIN 46, if an entity is determined to be a variable interest entity, it must be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both. Generally, expected losses and expected residual returns are the expected negative and positive variability, respectively, in the fair value of the variable interest entities’ net assets. When our TRS enters a new operating agreement or materially modifies an existing operating agreement we are required to assess if we are or continue to be the primary beneficiary. This assessment requires us to make estimates of the future cash flows of our TRS. Incorrect assumptions or estimates of, among other things, occupancy, average daily room rate and operating expenses of our hotels may result in an inaccurate determination of the primary beneficiary. The adoption of FIN 46 had no effect on our financial statements.

These policies involve significant judgments based upon our experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual values, the ability of our tenants and operators to perform their obligations to us, and the current and likely future operating and competitive environments in which our properties operate. In the future we may need to revise our assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own, result in the classification of our leases as other than operating leases or decrease the carrying values of our assets.

Property Management Agreements, Leases and Operating Statistics

As of February 26, 2007, we owned 310 hotels and 146 travel centers which are grouped into twelve combinations. Our eleven hotel combinations are managed by or leased to separate affiliates of hotel operating companies including InterContinental, Marriott, Host Hotels & Resorts Inc., or Host, Barcelo Crestline Corporation, or Barcelo Crestline, Hyatt, Carlson and BRE/Homestead Village LLC, or Homestead. Our 146 travel centers are leased to and operated by TA.

The tables on the following pages summarize the key terms of our leases and management agreements as of February 26, 2007, and include statistics reported to us or derived from information reported to us by our managers and tenants. These statistics include occupancy, ADR, revenue per day per available room, or RevPAR, and coverage of our minimum returns or minimum rents. We consider these statistics and the management agreement or lease security features also presented in the tables on the following pages, to be important measures of our managers’ and tenants’ success in operating our properties and their ability to continue to pay us. However, none of this third party reported information is a direct measure of our financial performance and none of it has been independently verified by us.

Property Brand:	Courtyard by Marriott®	Residence Inn by Marriott®	Marriott®/ Residence Inn by Marriott®/ Courtyard by Marriott®/ TownePlace Suites by Marriott®/ SpringHill Suites by Marriott®	Residence Inn by Marriott®/ Courtyard by Marriott®/ TownePlace Suites by Marriott®/ SpringHill Suites by Marriott®	Homestead Studio Suites® (1)	Staybridge Suites®
Agreement Reference Name:	Marriott (no. 1)	Marriott (no. 2)	Marriott (no. 3)	Marriott (no. 4)	Homestead	InterContinental (no. 1)

Number of Properties:	53	18	35	19	18	31

Number of Rooms / Suites:	7,610	2,178	5,382	2,756	2,399	3,844

Number of States:	24	14	15	14	5	16

Tenant:	Subsidiary of Host Subleased to Subsidiary of Barcelo Crestline.	Subsidiary of Host Subleased to Subsidiary of Barcelo Crestline.	Our TRS.	Subsidiary of Barcelo Crestline.	Subsidiary of Homestead.	Our TRS.

Manager:	Subsidiary of Marriott.	Subsidiary of Marriott.	Subsidiaries of Marriott.	Subsidiaries of Marriott.	Subsidiary of Homestead.	Subsidiary of InterContinental.

Investment (000s) (2):	$581,223	$188,727	$472,410	$274,222	$145,000	$436,708

Security Deposit (000s):	$50,540	$17,220	$36,204	$28,508	$15,960	$36,872 (3)

End of Current Term:	2012	2010	2019	2015	2015	2031

Renewal Options (4):	3 for 12 years each.	1 for 10 years, 2 for 15 years each.	2 for 15 years each.	2 for 10 years each.	2 for 15 years each.	2 for 12.5 years each.

Annual Minimum Return / Minimum Rent (000s) (5):	$58,010	$18,854	$49,034	$28,508	$15,960	$37,777

Additional Return:	—	—	$1,173 (6)	—	—	—

Percentage Return / Rent (7):	5.0% of revenues above 1994/95 revenues.	7.5% of revenues above 1996 revenues.	7.0% of revenues above 2000/01 revenues.	7.0% of revenues above 1999/2000 revenues.	10.0% of revenues above 1999/2000 revenues.	7.5% of revenues above 2004/06 revenues.

Return / Rent Coverage (8)(9):
Year ended 12/31/06:	1.49x	1.34x	1.11x	1.21x	1.46x	1.07x
Year ended 12/31/05:	1.41x	1.13x	1.03x	0.99x	1.46x	0.91x

Other Security Features:	HPT controlled lockbox with minimum balance maintenance requirement; subtenant and subtenant parent minimum net worth requirement.	HPT controlled lockbox with minimum balance maintenance requirement; subtenant and subtenant parent minimum net worth requirement.	—	Tenant minimum net worth requirement.	Homestead parent guarantee and $15,960 letter of credit.	Limited guarantee provided by InterContinental.

(1)             On July 26, 2007, we sold this portfolio for $205,350 and recognized a gain on sale of $95,711.

(2)             Amounts exclude expenditures made from FF&E reserves funded from hotel operations, but includes amounts funded by us separately from hotel operations.

(3)             The single $36,872 deposit secures InterContinental’s obligations under the InterContinental No. 1, No. 3 and No. 4 portfolios.

(4)             Renewal options may be exercised by the manager or tenant for all, but not less than all, of the hotels within each combination of properties.

(5)             Each management agreement or lease provides for payment to us of an annual minimum return or minimum rent, respectively. Hotel management fees are generally subordinated to these minimum payment amounts and certain minimum payments are subject to full or limited guarantees.

(6)             This agreement provides for annual additional return payment to us of $1,173 to the extent of available cash flow after payment of operating costs, funding of the FF&E reserve and payment of our minimum return and percentage return.

(7)             Certain of our management agreements and leases provide for payment to us of a percentage of increases in total sales over base year levels. Percentage returns under our management agreements are payable to us only to the extent of available cash flow, as defined in the agreements. The payment of percentage rent under our leases is not subject to available cash flow.

(8)             We define coverage as total property sales minus all property level expenses which are not subordinated to minimum payments to us and the required FF&E reserve contributions (which data is provided to us by our operators or tenants), divided by the minimum returns or minimum rent payments due to us.

(9)             For the hotels managed by Marriott, the data presented is for the comparable fiscal years ended December 30, 2005, and December 31, 2004.

Property Brand:	Candlewood Suites ®	InterContinental®/ Crowne Plaza®/ Holiday Inn®/ Staybridge Suites®	Crowne Plaza®/ Holiday Inn®/ Staybridge Suites®	AmeriSuites®	Radisson® Hotels & Resorts/ Park Plaza® Hotels & Resorts/ Country Inns & Suites by Carlson®	TravelCenters of America (1)	Total/ Range/ Average (all investments) (1)
Agreement Reference Name:	InterContinental (no. 2)	InterContinental (no. 3)	InterContinental (no. 4)	Hyatt	Carlson	TA	12

Number of Properties:	76	14	10	24	12	146	456

Number of Rooms / Suites:	9,220	4,139	2,937	2,929	2,262	— (2)	45,656 (2)

Number of States:	29	7 plus Ontario and Puerto Rico	5	14	7	39	44 plus Ontario and Puerto Rico

Tenant:	Our TRS.	Our TRS and a subsidiary of InterContinental.	Our TRS.	Our TRS.	Our TRS.	Subsidiary of TA.

Manager:	Subsidiary of InterContinental.	Subsidiaries of InterContinental.	Subsidiaries of InterContinental.	Subsidiary of Hyatt.	Subsidiary of Carlson.	TA.

Investment (000s) (3):	$590,250	$496,000	$238,891	$283,850	$210,757	$1,680,000 (4)	$5,598,038

Security Deposit (000s):	—	$36,872 (5)	$36,872 (5)	—	—	—	$185,304

End of Current Term:	2028	2029	2030	2030	2030	2022	2010-2030 (average 16 years)

Renewal Options (6):	2 for 15 years each.	2 for 15 years each.	2 for 15 years each.	2 for 15 years each.	2 for 15 years each.	N/A

Annual Minimum Return / Minimum Rent (000s) (7):	$50,000	$42,873	$19,482	$20,750	$11,535	$153,500 (8)	$506,283

Additional Return:	$10,000 (9)	$3,458 (9)	$1,750 (9)	50% of cash flow in excess of minimum return. (10)	50% of cash flow in excess of minimum return. (10)	—	$16,381

Percentage Return / Rent (11):	7.5% of revenues above 2006 revenues.	7.5% of revenues above 2006 revenues.	7.5% of revenues above 2006 revenues.	—	—	3% of non-fuel revenues and .3% of fuel revenues above 2011 revenues.

Return / Rent Coverage (12):
Year ended 12/31/06:	1.35x	1.37x	1.51x	0.80x	1.36x	N/A	0.80x — 1.51x
Year ended 12/31/05	1.33x	1.29x	1.29x	1.03x	0.90x	N/A	0.90x — 1.46x

Other Security Features:	Limited guarantee provided by InterContinental.	Limited guarantee provided by InterContinental.	Limited guarantee provided by InterContinental.	Limited guarantee provided by Hyatt.	Limited guarantee provided by Carlson.	TA parent guarantee.

(1)             Amounts give effect to the TA Transaction on January 31, 2007.

(2)             21 of the TA properties include a hotel. The rooms associated with these hotels have been excluded from total hotel rooms.

(3)             Amounts exclude expenditures made from FF&E reserves funded from hotel operations, but includes amounts funded by us separately from hotel operations.

(4)             Based on preliminary purchase price allocation.

(5)             The single $36,872 deposit secures InterContinental’s obligations under the InterContinental No. 1, No. 3 and No. 4 portfolios.

(6)             Renewal options may be exercised by the manager or tenant for all, but not less than all, of the hotels within each combination of properties.

(7)             Each management agreement or lease provides for payment to us of an annual minimum return or minimum rent, respectively. Hotel management fees are generally subordinated to these minimum payment amounts and certain minimum payments are subject to full or limited guarantees.

(8)             The amount of minimum rent payable to us by TA is scheduled to increase to $157,000, $161,000, $165,000, $170,000 and $175,000 on January 31, 2008, 2009, 2010, 2011 and 2012, respectively.

(9)             These agreements provide for annual additional return payment to us of the amounts stated to the extent of available cash flow after payment of operating costs, funding of the FF&E reserve, payment of our minimum return and payment of certain management fees.

(10)        These agreements provide for payment to us of 50% of available cash flow after payment of operating costs, funding the FF&E reserve, payment of our minimum return and reimbursement to the managers of working capital and guaranty advances, if any.

(11)        Certain of our management agreements and leases provides for payment to us of a percentage of increases in total sales over base year levels. Percentage returns under our management agreements are payable to us only to the extent of available cash flow, as defined in the agreements. The payment of percentage rent under our leases is not subject to available cash flow.

(12)        We define coverage as total property sales minus all property level expenses which are not subordinated to minimum payments to us and the required FF&E reserve contributions (which data is provided to us by our operators or tenants), divided by the minimum return or minimum rent payments due to us. For some combinations, amounts have been calculated using data for periods prior to our ownership of certain properties and prior to commencement of operating agreements.

The following tables summarize the operating statistics, including occupancy, ADR and RevPAR, reported to us by our hotel operators by management agreement or lease for the periods indicated:

	No. of	No. of
Management Agreement/Lease	Hotels	Rooms/Suites	2006(1)	2005(1)	Change
ADR
Marriott (no. 1)	53	7,610	$117.76	$108.15	8.9%
Marriott (no. 2)	18	2,178	112.81	101.36	11.3%
Marriott (no. 3)	35	5,382	110.34	101.33	8.9%
Marriott (no. 4)	19	2,756	114.74	102.64	11.8%
InterContinental (no. 1)(2)	29	3,554	104.38	96.71	7.9%
InterContinental (no. 2)	76	9,220	66.50	61.03	9.0%
InterContinental (no. 3)(3) (4)	14	4,139	134.49	122.97	9.4%
InterContinental (no.4)(3)	10	2,937	101.22	90.19	12.2%
Hyatt(4)	24	2,929	82.02	75.45	8.7%
Carlson(3) (4)	12	2,262	92.73	81.64	13.6%
Homestead(5)	18	2,399	61.70	56.44	9.3%
Total/Average	308	45,366	$99.00	$90.28	9.7%

Occupancy
Marriott (no. 1)	53	7,610	69.3%	70.9%	-1.6pts
Marriott (no. 2)	18	2,178	79.9%	81.3%	-1.4pts
Marriott (no. 3)	35	5,382	75.4%	77.5%	-2.1pts
Marriott (no. 4)	19	2,756	73.2%	72.8%	0.4pts
InterContinental (no. 1)(2)	29	3,554	76.0%	77.8%	-1.8pts
InterContinental (no. 2)	76	9,220	75.7%	75.0%	0.7pts
InterContinental (no. 3)(3) (4)	14	4,139	75.1%	74.1%	1.0pts
InterContinental (no.4)(3)	10	2,937	71.8%	70.7%	1.1pts
Hyatt(4)	24	2,929	61.1%	67.2%	-6.1pts
Carlson(3) (4)	12	2,262	63.6%	49.6%	14.0pts
Homestead(5)	18	2,399	70.7%	77.3%	-6.6pts
Total/Average	308	45,366	72.5%	73.0%	-0.5pts

RevPAR
Marriott (no. 1)	53	7,610	$81.61	$76.68	6.4%
Marriott (no. 2)	18	2,178	90.14	82.41	9.4%
Marriott (no. 3)	35	5,382	83.20	78.53	5.9%
Marriott (no. 4)	19	2,756	83.99	74.72	12.4%
InterContinental (no. 1)(2)	29	3,554	79.33	75.24	5.4%
InterContinental (no. 2)	76	9,220	50.34	45.77	10.0%
InterContinental (no. 3)(3) (4)	14	4,139	101.00	91.12	10.8%
InterContinental (no.4)(3)	10	2,937	72.68	63.76	14.0%
Hyatt(4)	24	2,929	50.11	50.70	-1.2%
Carlson(3) (4)	12	2,262	58.98	40.49	45.7%
Homestead(5)	18	2,399	43.62	43.63	0.0%
Total/Average	308	45,366	$71.78	$65.90	8.9%

(1)          Includes data for the calendar year indicated, except for our Marriott branded hotels, which include data for comparable fiscal periods.

(2)          Excludes operating statistics of one hotel which was closed from May 2005 through May 2006 due to fire damage and a newly developed hotel acquired in April 2006.

(3)          Includes data for periods prior to our ownership of certain hotels.

(4)          Includes data for periods hotels were not operated by the current manager.

(5)          On July 26, 2007, we sold this portfolio for $205,350 and recognized a gain on sale of $95,711.

Seasonality

Our hotels and travel centers have historically experienced seasonal differences typical of their industries with higher revenues in the second and third quarters of calendar years compared with the first and fourth quarters. This seasonality is not expected to cause material fluctuations in our income or cash flow because our contractual management agreements and leases require our managers and tenants to make the substantial portion of our return payments and rents to us in equal amounts throughout a year. Seasonality may affect our hotel operating revenues, but we do not expect seasonal variations to have a material impact upon our financial results of operations or upon our managers’ or tenants’ ability to meet their contractual obligations to us.

Impact of Inflation

Inflation might have both positive and negative impacts upon us. Inflation might cause the value of our real estate investments to increase. In an inflationary environment, the percentage returns and rents which we receive based upon a percentage of gross revenues should increase. Offsetting these benefits, inflation might cause our costs of equity and debt capital and other operating costs to increase. An increase in our capital costs or in our operating costs will result in decreased earnings unless it is offset by increased revenues. In periods of rapid inflation, our managers’ or tenants’ operating costs may increase faster than revenues and this fact may have an adverse impact upon us if the operating income from our properties becomes insufficient to pay our returns or rents. To mitigate the adverse impact of insufficient income at our properties, all of our operating agreements contain security features, such as security deposits, or, guarantees of our returns or rents. To mitigate the adverse impact of increased costs of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future; the decision to enter into these agreements will be based on the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur and upon requirements of our borrowing arrangements.

Item 15. Exhibits and Financial Statement Schedules

        (a) Index to Financial Statements and Financial Statement Schedules

The following audited consolidated financial statements and schedule of Hospitality Properties Trust are included on the pages indicated:

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Shareholders of Hospitality Properties Trust:

We have audited the accompanying consolidated balance sheets of Hospitality Properties Trust as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006.  Our audits also included the financial statement schedule listed in the Index at Item 8.  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hospitality Properties Trust at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hospitality Properties Trust’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2007 (except for Note 12,
as to which the date is November 30, 2007)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Shareholders of Hospitality Properties Trust:

We have audited management’s assessment, included in Item 9A of Hospitality Properties Trust’s Annual Report on Form 10-K under the heading Management Report on Assessment of Internal Control Over Financial Reporting, that Hospitality Properties Trust maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Hospitality Properties Trust’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Hospitality Properties Trust maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria.  Also, in our opinion, Hospitality Properties Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2006 consolidated financial statements of Hospitality Properties Trust and our report dated February 23, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2007

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	As of December 31,
	2006	2005

Assets
Real estate properties, at cost:
Land	$584,199	$537,389
Buildings, improvements and equipment	3,457,818	3,089,304
	4,042,017	3,626,693
Accumulated depreciation	(707,838)	(613,007)
	3,334,179	3,013,686
Cash and cash equivalents	553,256	18,568
Restricted cash (FF&E escrow)	27,363	29,063
Other assets, net	42,665	53,290
	$3,957,463	$3,114,607

Liabilities and Shareholders’ Equity
Revolving credit facility	$—	$35,000
Senior notes, net of discounts	1,196,130	921,606
Mortgage payable	3,700	3,766
Security deposits	185,366	185,304
Dividends payable	1,914	1,914
Accounts payable and other	119,536	108,595
Due to affiliate	3,277	2,967
Total liabilities	1,509,923	1,259,152

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, no par value, 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Common shares of beneficial interest; $0.01 par value; 100,000,000 shares authorized, 86,284,251 and 71,920,578 shares issued and outstanding, respectively	863	719
Additional paid-in capital	2,703,687	2,059,883
Cumulative net income	1,380,111	1,211,072
Cumulative preferred distributions	(66,992)	(59,336)
Cumulative common distributions	(1,653,435)	(1,440,189)
Total shareholders’ equity	2,447,540	1,855,455
	$3,957,463	$3,114,607

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004

Revenues:
Hotel operating revenues	$879,324	$682,541	$498,122
Rental income:
Minimum rent	115,461	110,869	109,709
Percentage rent	5,188	3,463	2,616
	120,649	114,332	112,325
FF&E reserve income	20,299	19,767	18,147
Interest income	2,674	1,373	627
Total revenues	1,022,946	818,013	629,221

Expenses:
Hotel operating expenses	618,334	476,858	333,818
Interest (including amortization of deferred financing costs of $2,584, $2,894 and $2,744, respectively)	81,451	65,263	50,393
Depreciation and amortization	141,198	127,242	110,333
General and administrative	25,462	22,571	18,659
Loss on asset impairment	—	7,300	—
Total expenses	866,445	699,234	513,203

Income before gain on sale of real estate and discontinued operations	156,501	118,779	116,018
Gain on sale of real estate	—	—	203
Income from continuing operations	156,501	118,779	116,221
Discontinued operations:
Income from discontinued operations	12,538	11,124	10,870
Net Income	169,039	129,903	127,091
Preferred distributions	7,656	7,656	9,674
Excess of liquidation preference over carrying value of preferred shares	—	—	2,793
Net income available for common shareholders	$161,383	$122,247	$114,624

Weighted average common shares outstanding	73,279	69,866	66,503

Basic and diluted earnings per common share:
Income from continuing operations available for common shareholders	$2.03	$1.59	$1.56

Income from discontinued operations available for common shareholders	$0.17	$0.16	$0.16
Net income available for common shareholders	$2.20	$1.75	$1.72

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except share data)

	Preferred Shares					Common Shares
	Series A		Series B
	Number of Shares	Preferred Shares	Number of Shares	Preferred Shares	Cumulative Preferred Distributions	Number of Shares	Common Shares	Cumulative Common Distributions	Additional Paid-in Capital	Cumulative Net Income	Total
Balance at December 31, 2003	3,000,000	$72,207	3,450,000	$83,306	$(40,092)	62,587,078	$626	$(1,094,008)	$1,669,411	$954,078	$1,645,528

Issuance of shares, net	—	—	—	—	—	4,600,000	46	—	192,638	—	192,684
Common share grants	—	—	—	—	—	16,150	—	—	680	—	680
Redemption of preferred shares	(3,000,000)	(72,207)	—	—	—	—	—	—	(2,793)	—	(75,000)
Net income	—	—	—	—	—	—	—	—	—	127,091	127,091
Distributions	—	—	—	—	(11,588)	—	—	(193,522)	—	—	(205,110)
Balance at December 31, 2004	—	—	3,450,000	83,306	(51,680)	67,203,228	672	(1,287,530)	1,859,936	1,081,169	1,685,873

Issuance of shares, net	—	—	—	—	—	4,700,000	47	—	199,186	—	199,233
Common share grants	—	—	—	—	—	17,350	—	—	761	—	761
Net income	—	—	—	—	—	—	—	—	—	129,903	129,903
Distributions	—	—	—	—	(7,656)	—	—	(152,659)	—	—	(160,315)
Balance at December 31, 2005	—	—	3,450,000	83,306	(59,336)	71,920,578	719	(1,440,189)	2,059,883	1,211,072	1,855,455

Issuance of shares, net	—	—	—	—	—	14,300,000	143	—	641,009	—	641,152
Common share grants	—	—	—	—	—	63,673	1	—	2,795	—	2,796
Net income	—	—	—	—	—	—	—	—	—	169,039	169,039
Distributions	—	—	—	—	(7,656)	—	—	(213,246)	—	—	(220,902)
Balance at December 31, 2006	—	$—	3,450,000	$83,306	$(66,992)	86,284,251	$863	$(1,653,435)	$2,703,687	$1,380,111	$2,447,540

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Cash Flows From Operating Activities:
Net income	$169,039	$129,903	$127,091
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	144,404	131,792	114,883
Amortization of deferred financing costs as interest	2,584	2,894	2,744
Non-cash income	(3,082)	(2,952)	(2,952)
FF&E reserve income and deposits	(46,095)	(32,338)	(29,522)
Gain on sale of real estate	—	—	(203)
Loss on asset impairment	—	7,300	—
Changes in assets and liabilities:
(Increase) decrease in other assets	(2,488)	(1,091)	2,262
Increase in accounts payable and other	5,462	6,492	7,490
Increase in due to affiliate	1,729	306	1,325

Cash provided by operating activities	271,553	242,306	223,118

Cash Flows From Investing Activities:
Real estate acquisitions	(320,776)	(443,104)	—
FF&E reserve fundings	(72,556)	(45,390)	(10,211)
Real estate acquisition deposit	—	(10,000)	—
Increase in security deposits	2	10,000	—
Proceeds from sale of real estate	—	3,227	7,750

Cash used in investing activities	(393,330)	(485,267)	(2,461)

Cash Flows From Financing Activities:
Proceeds from issuance of common shares, net	641,652	199,233	192,684
Debt issuance, net of discount	273,974	299,442	—
Redemption of preferred shares	—	—	(75,000)
Draws on revolving credit facility	511,000	319,000	293,000
Repayments of revolving credit facility	(546,000)	(356,000)	(422,000)
Deferred finance costs paid	(3,259)	(7,339)	(2)
Distributions to preferred shareholders	(7,656)	(7,656)	(11,588)
Distributions to common shareholders	(213,246)	(201,045)	(188,285)

Cash provided by (used in) financing activities	656,465	245,635	(211,191)

Increase in cash and cash equivalents	534,688	2,674	9,466
Cash and cash equivalents at beginning of year	18,568	15,894	6,428
Cash and cash equivalents at end of year	$553,256	$18,568	$15,894

Supplemental Information:
Cash paid for interest	$78,157	$56,597	$47,612
Non-cash operating activities:
Net assets transferred in lease default	—	—	4,920
Non-cash investing activities:
Property managers deposits in FF&E reserve	44,946	31,056	27,296
Purchases of fixed assets with FF&E reserve	(116,129)	(76,860)	(46,529)
Non-cash financing activities:
Issuance of common shares	2,296	761	680

The accompanying notes are an integral part of these financial statements.

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

1. Organization

Hospitality Properties Trust, or HPT, we or us, is a real estate investment trust, or REIT, organized on February 7, 1995, under the laws of the State of Maryland, which invests in real estate used in hospitality industries. At December 31, 2006, HPT, directly and through subsidiaries, owned 310 properties.

At December 31, 2006, the properties of HPT and its subsidiaries were leased to and or operated by the following companies: Host Hotels & Resorts, Inc., or Host; Marriott International, Inc., or Marriott; InterContinental Hotels Group, plc, or InterContinental; Barcelo Crestline Corporation, or Barcelo Crestline; Global Hyatt Corporation, or Hyatt; Carlson Hotels Worldwide, or Carlson; and BRE/Homestead Village LLC, or Homestead. Hereinafter these hotel operators are sometimes referred to as managers and/or tenants.

2. Summary of Significant Accounting Policies

Consolidation. These consolidated financial statements include the accounts of HPT and its subsidiaries, all of which are 100% owned directly or indirectly by HPT. We have determined that each of our taxable REIT subsidiaries, or TRSs, is a variable interest entity that must be consolidated because we are the primary beneficiary. All intercompany transactions and balances have been eliminated.

Real Estate Properties. Real estate properties are recorded at cost. We allocate the cost of real estate acquired among building, land, furniture, fixtures and equipment, and, if applicable, the value of in-place leases, the fair market value of above or below market leases and customer relationships. Depreciation on real estate properties is recognized on a straight line basis over estimated useful lives of up to 40 years for buildings and improvements and up to 12 years for personal property. The value of intangible assets is amortized over the term of the associated lease.

We regularly evaluate whether events or changes in circumstances have occurred that could indicate an impairment in the value of long lived assets. If there is an indication that the carrying value of an asset is not recoverable, we estimate the projected undiscounted cash flows of the related properties to determine if an impairment loss should be recognized. The amount of impairment loss is determined by comparing the historical carrying value of the asset to its estimated fair value. Estimated fair value is determined through an evaluation of recent financial performance and projected discounted cash flows of properties using standard industry valuation techniques. In addition to consideration of impairment upon the events or changes in circumstances described above, we regularly evaluate the remaining lives of its long lived assets. If estimated lives are changed, the carrying values of affected assets are allocated over the revised remaining lives.

Cash and Cash Equivalents. Highly liquid investments with original maturities of three months or less at date of purchase are considered to be cash equivalents. The carrying amount of cash and cash equivalents is equal to its fair value.

Restricted Cash. Restricted cash consists of amounts escrowed to fund periodic renovations and improvements at our hotels.

Deferred Financing Costs. Costs incurred to borrow are capitalized and amortized as interest expense over the term of the related borrowing. Deferred financing costs were $10,335 and $9,110 at December 31, 2006 and 2005, respectively, net of accumulated amortization of $5,335 and $3,301, respectively, and are included in other assets, net, in the accompanying consolidated balance sheet.

Revenue Recognition. We report hotel operating revenues for managed hotels in our consolidated statement of income. Hotel operating revenues, consisting primarily of room food and beverage sales, are generally

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

recognized when services are performed. Our share of the operating results of our managed hotels in excess of the minimum returns due us, or additional returns, are generally determined annually. Hotel operating income in excess of the minimum returns due to us under our management agreements is recognized as income at year end when all contingencies are met and the income is earned. We recognized additional returns of $20,029, $13,568 and $1,397 in 2006, 2005 and 2004, respectively.

We recognize rental income from operating leases on a straight line basis over the life of the lease agreements. Percentage rent due to us under our leases is generally determined annually and is recognized as income at year end when all contingencies are met and the rent is earned.

We own all the capital expenditure reserves, or FF&E reserve escrows, for hotels leased to our TRSs. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income. Most of our third party leases provide that FF&E reserve escrows are owned by us. One third party lease provides that the FF&E reserve escrow is owned by the tenant and we have a security and remainder interest in that escrow account. When we own the escrow account, we report deposits by our third party tenants into the escrow account as FF&E reserve income. When we have a security and remainder interest in the escrow account, we do not report such tenant deposits as FF&E reserve income.

Per Common Share Amounts. Per common share amounts are computed using the weighted average number of common shares outstanding during the period. We have no common share equivalents, instruments convertible into common shares or other dilutive instruments.

Reclassifications. Reclassifications have been made to the prior year’s financial statements to conform to the current year’s presentation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates.

Segment Information. As of December 31, 2006, we have only one operating segment, hotel investments.

Income Taxes. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. As a REIT, we are generally not subject to federal income taxes on our net real estate income provided we distribute our taxable income to our shareholders and meet certain organization and operating requirements. Even as a REIT, we are subject to taxes in non-U.S. jurisdictions in which we own real estate and in certain state and local jurisdictions. Further, we lease our managed hotels to our wholly owned TRSs that, unlike most of our other subsidiaries, are taxable entities that together file one consolidated tax return.

We account for income taxes under the provisions of Statement of Financial Accounting Standards, or SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. SFAS 109 generally permits deferred tax assets and liabilities to be offset and presented as a single amount except in cases where they are attributable to different tax paying components such as a REIT and its TRS.

At December 31, 2006 we had a deferred tax liability of $9,333 related to the hotel we purchased in Puerto Rico in February 2005. Specifically, we acquired all of the outstanding stock of a C corporation that owned the hotel as its primary asset, which generally would cause us to succeed to the acquired corporation’s tax bases. However, for U.S tax purposes we made an election under Section 338(g) of the Internal Revenue Code to avoid being treated

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

as the successor to the acquired corporation’s federal income tax attributes, including its adjusted tax bases. We made no such election for Puerto Rico tax purposes. Under SFAS 109 we are required to establish deferred tax assets and liabilities for the tax effects of differences between assigned values in the purchase price allocation and the tax bases of assets and liabilities assumed in a purchase business combination. Because a REIT (or its subsidiary) is subject to tax in Puerto Rico, we recorded in purchase accounting a deferred tax liability for these bases differences at our Puerto Rico effective tax rate.

At December 31, 2006 and 2005 our consolidated TRS had a net deferred tax asset, prior to any valuation allowance, of $10,527 and $2,314, respectively, which consists primarily of net operating loss carryforwards and reserves for bad debts. Because of the uncertainty surrounding our ability to realize the future benefit of these assets we have provided a 100% valuation allowance as of December 31, 2006 and 2005. Accordingly, no provision or benefit for income taxes with respect to our consolidated TRS is reflected in the accompanying consolidated statement of income. As of December 31, 2006 our consolidated TRS had net operating loss carryforwards for federal income tax purposes of approximately $25,588 which will expire beginning in 2024, if they remain unused.

New Accounting Pronouncement. In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, or FIN 48. FIN 48 is effective for fiscal years beginning after December 15, 2006.  FIN 48 prescribes how we should recognize, measure and present in our financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return.  Pursuant to FIN 48, we can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit.   To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that is greater than 50% likely of being realized upon settlement.  We are currently evaluating the effect that adoption of FIN 48 will have on our consolidated financial statements however, we do not anticipate the effect, if any, will be material.

3. Shareholders’ Equity

We reserved an aggregate of 3,128,791 shares of our common shares to be issued under the terms of the 1995 Incentive Share Award Plan and the 2003 Incentive Share Award Plan, collectively referred to as the Award Plans. During the year ended December 31, 2006, we awarded 25,950 common shares to our officers and certain employees of our manager pursuant to these plans. In addition, our trustees are each awarded 750 common shares annually as part of their annual fees. The shares awarded to the trustees vest immediately. The shares awarded to our officers and certain employees of our manager vest in three or five annual installments beginning on the date of grant. Share awards are expensed over their vesting period. At December 31, 2006, 2,799,306 of our common shares remain reserved for issuance under the Award Plans.

On April 10, 2006, we issued 33,973 common shares to our manager, Reit Management & Research LLC, or RMR, in payment of an incentive fee of $1,418 for services rendered during 2005 based upon a per common share price of $41.75, the closing price of our common shares on the New York Stock Exchange, or NYSE, on that day.

On July 26, 2006, we sold 2,000,000 of our common shares at a price of $43.66 per share in a public offering. On August 2, 2006, we sold an additional 300,000 common shares at a price of $43.66 per share pursuant to an over allotment option granted to the underwriters. Net proceeds from these sales, after underwriting and other offering expenses, were $95,821. We used these proceeds to reduce borrowings outstanding under our revolving credit facility.

On December 22, 2006, we sold 12,000,000 of our common shares at a price of $47.51 per share in a public offering.  Net proceeds from these sales, after underwriting and other offering expenses, were $545,331. On January 5, 2007, the underwriters exercised an option we granted them to purchase an additional 1,800,000 of our common

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

shares at a price of $47.51 per share to cover overallotments. Net proceeds from this sale after underwriting and other offering expenses, were $81,884. We used these proceeds to partially fund the January 31, 2007, acquisition of TravelCenters of America, Inc. (see Note 10.).

Each of our 3,450,000 Series B cumulative redeemable preferred shares has a distribution rate of $2.21875 per annum, payable in equal quarterly amounts, and a liquidation preference of $25 ($86,250 in aggregate). Series B preferred shares are redeemable at our option for $25 each plus accrued and unpaid distributions at any time on or after December 10, 2007.

Cash distributions paid or payable by us to our common shareholders for the years ended December 31, 2006, 2005 and 2004, were $2.95 per share, $2.90 per share and $2.88 per share, respectively. The characterization for income tax reporting purposes of the distributions paid to our common shareholders in 2006, 2005 and 2004 was 82.6%, 96.9% and 100.0% ordinary income, respectively, and 17.4%, 3.1% and 0.0% return of capital, respectively.

4. Management Agreements and Leases

As of December 31, 2006, each of our 310 hotels is included in one of eleven combinations of hotels of which 201 are leased to our TRSs and managed by an independent hotel operating company and 109 are leased to third parties. We do not operate hotels. Our agreements have initial terms expiring between 2010 and 2030. Each of these agreements is for a combination of between 10 and 76 of our hotels. The agreements contain renewal options for all, but not less than all, of the affected properties, and the renewal terms total 20 to 40 years. Each agreement generally requires the third party manager or tenant to: (i) make payments to us of minimum returns or minimum rents; (ii) deposit a percentage of total hotel sales into reserves established for the regular refurbishment of our hotels, or FF&E reserves; and (iii) make payments to us of percentage returns or rent of 5% to 10% of increases in gross hotel revenues over threshold amounts and/or, in certain circumstances, make payments to our TRSs of additional returns based on increases in hotel operating income. Some of the third party managers or tenants have provided deposits or guarantees to secure their obligation to pay us.

As of December 31, 2006, our management agreements and leases provide for minimum return payments or minimum rents to be paid to us during the remaining initial terms as follows:

2007	$351,553
2008	351,587
2009	351,587
2010	351,587
2011	332,734
Thereafter	3,937,384
$5,676,432

As of December 31, 2006, the average remaining initial terms of our leases and management agreements, weighted based on minimum returns or rents from third parties, was approximately 16.1 years, and the weighted average remaining total term, including renewal options which may be exercised, was 46.1 years.

Our hotel operating agreements generally provide that, if necessary, we will provide our managers and tenants funding for capital improvements to our properties in excess of amounts available in escrowed FF&E reserves. To the extent that we make such additional fundings, our annual minimum returns or rent generally increases by a percentage of the amount we fund. At December 31, 2006, we have commitments to provide funding for capital improvements of $81,291 and $14,537 in 2007 and 2008, respectively.

We settled all our outstanding claims with Prime Hospitality Corp., or Prime, a former manager, arising from its July 2003 lease default by entering a management agreement for our 24 AmeriSuites® hotels effective on

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

January 1, 2004. The balance of the retained deposits and the value of other property received from Prime pursuant to this settlement, totaling approximately $44,281, is being amortized into our income on a straight line basis over the initial 15 year term of the management contract for the affected hotels. The unamortized balance of $35,425 at December 31, 2006, is included in accounts payable and other liabilities in the accompanying consolidated balance sheet. In October 2004, Prime was sold to the Blackstone Group, or Blackstone. In January 2005, Blackstone sold the AmeriSuites® brand and transferred operating responsibility for these hotels to Hyatt.

5. Real Estate Properties

As of December 31, 2006, we owned 310 hotel properties. Our real estate properties, at cost, consisted of land of $584,199, buildings and improvements of $3,043,519 and furniture, fixtures and equipment of $414,299, as of December 31, 2006; and land of $537,389, buildings and improvements of $2,717,965 and furniture, fixtures and equipment of $371,339, as of December 31, 2005.

During 2006, 2005 and 2004, we invested $72,555, $45,390 and $10,211 respectively, in our owned hotels in excess of amounts funded from FF&E reserves. As a result of these additional investments, manager and tenant obligations to us for annual minimum return payments or minimum rents increased $6,981, $2,384 and $841 in 2006, 2005 and 2004, respectively.

On January 6, 2006, we purchased the Harbor Court Complex in the Inner Harbor area of Baltimore, Maryland for $78,000. The Harbor Court Complex is a mixed use development comprised of the Harbor Court Hotel, a 72,042 square foot office building and a 530 space seven story parking garage. The hotel has 195 guest rooms, including 22 suites, 8,000 square feet of meeting space and a roof top fitness center that includes a tennis court, squash court, indoor pool, aerobics center and spa therapy rooms. We have agreed to invest $2,300 over the next two years in connection with the rebranding of the Harbor Court Hotel as the InterContinental® Harbor Court Baltimore.

On January 25, 2006, we purchased eight hotels for $166,200 with an effective date of January 20, 2006. We also agreed to fund $17,135 of capital improvements to these hotels during the three years following closing. The eight acquired hotels include five full service Crowne Plaza® hotels, one full service Holiday Inn Select® hotel and two Staybridge Suites® hotels; they have a total of 2,188 rooms/suites and approximately 63,800 square feet of meeting space and are located in three states.

On April 6, 2006, we purchased two Crowne Plaza® hotels, one in Miami, Florida and the other in Philadelphia, Pennsylvania, for $63,000 and agreed to fund $7,093 of capital improvements to these hotels during the three years following closing. These hotels have 749 rooms/suites and over 23,000 square feet of meeting space.

On April 13, 2006, we purchased a newly developed 150 room Staybridge Suites® hotel in Parsippany, New Jersey for $21,000.

At December 31, 2006, fourteen of our hotels were on leased land. In each case, the remaining term of the ground lease (including renewal options) is in excess of 42 years, and the ground lessors are unrelated to us. Ground rent payable under nine of the ground leases is generally calculated as a percentage of hotel revenues. Twelve of the fourteen ground leases require minimum annual rents ranging from approximately $102 to $556 per year; future rents under two ground leases have been pre-paid. Generally payments of ground lease obligations are made by our managers or tenants. However, if a manager or tenant did not perform obligations under a ground lease or elected not to renew any ground lease, we might have to perform obligations under the ground lease or renew the ground lease in order to protect our investment in the affected hotel. Any pledge of our interests in a ground lease may require the consent of the applicable ground lessor and its lenders.

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

6. Indebtedness

At December 31, 2006 and 2005, our indebtedness was as follows:

	As of December 31,
	2006	2005
Senior Notes, due 2008 at 7%	$150,000	$150,000
Senior Notes, due 2010 at 9.125%	50,000	50,000
Senior Notes, due 2012 at 6.85%	125,000	125,000
Senior Notes, due 2013 at 6.75%	300,000	300,000
Senior Notes, due 2015 at 5.125%	300,000	300,000
Senior Notes, due 2016 at 6.3%	275,000	—
Unamortized discounts	(3,870)	(3,394)
Total unsecured senior notes	1,196,130	921,606
Unsecured revolving credit facility	—	35,000
Mortgage Note, due 2011 at 8.3%	3,700	3,766
	$1,199,830	$960,372

All of our senior notes are prepayable at any time prior to their maturity date at par plus accrued interest plus a premium equal to a make whole amount, as defined, generally designed to preserve a stated yield to the noteholder. Interest on all of our senior notes is payable semi-annually in arrears.

On August 22, 2006, we amended and extended our revolving credit facility with a group of institutional lenders. As a result of the amendment, the maturity date was extended to October 24, 2010 and we have the option to extend the facility for one additional year upon payment of an extension fee. Borrowings under the credit facility can be up to $750,000 and the credit facility includes a feature under which the maximum amount available for borrowing may be increased to $1,500,000, in certain circumstances. Borrowings under our credit facility are unsecured. Funds may be drawn, repaid and redrawn until maturity, and no principal repayment is due until maturity. Interest on borrowings under the credit facility is payable at LIBOR plus 55 basis points. As of December 31, 2006, there was no outstanding balance on our credit facility and $750,000 was available to be drawn. During 2006, 2005 and 2004, the weighted average interest rate on the amounts outstanding under our revolving credit facility was 5.6%, 4.2% and 2.8%, respectively.

Our revolving credit agreement and note indenture and its supplements contain financial covenants which, among other things, restrict our ability to incur indebtedness and require us to maintain financial ratios and a minimum net worth. We were in compliance with these covenants during the periods presented.

As of December 31, 2006 and 2005, the estimated aggregate market values of our indebtedness were as follows:

	As of December 31,
	2006	2005
Revolving credit facility at 5.03%	$—	$35,000
Senior Notes, due 2008 at 7%	154,860	157,635
Senior Notes, due 2010 at 9.125%	57,263	59,126
Mortgage Note, due 2011 at 8.3%	4,279	4,470
Senior Notes, due 2012 at 6.85%	134,953	137,521
Senior Notes, due 2013 at 6.75%	321,667	327,832
Senior Notes, due 2015 at 5.125%	292,082	295,539
Senior Notes, due 2016 at 6.3%	284,739	—
	$1,249,843	$1,017,123

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

7. Transactions with Affiliates

RMR originates and presents investment opportunities to our board and provides management and administrative services to us. Our contract with RMR for such services continues from year to year and is subject to annual approval by a board committee comprised of our independent trustees. RMR is compensated at an annual rate equal to 0.7% of our average real estate investments, as defined, up to the first $250,000 of such investments and 0.5% thereafter plus an incentive fee based upon increases in cash available for distribution per share, as defined. As described above, on January 6, 2006, we entered into a management agreement with RMR to operate the office building component of our Harbor Court Complex. Fees paid to RMR under this management agreement are based on a formula, generally 3% of gross collected rents as a property management fee and 5% of gross construction costs as a construction management fee. Investment and administrative related fees, excluding incentive fees, earned for the years ended 2006, 2005 and 2004 were $19,856, $17,730 and $15,812, respectively. Incentive fees are paid in restricted common shares based on a formula. Incentive fees for 2006, 2005 and 2004 were $1,487, $1,397 and $0, respectively. We expect to issue 29,928 restricted common shares in satisfaction of the 2006 incentive fees in 2007. Management fees paid to RMR were $35 for the year ended 2006. RMR also provides the internal audit function for us and for other publicly traded companies to which it provides management or other services. Our pro rata share of RMR’s costs in providing that function for the years ended 2006, 2005 and 2004 was $173, $112 and $126, respectively. As of December 31, 2006, RMR and its affiliates owned 510,071 of our common shares. RMR is beneficially owned by Barry M. Portnoy and his son, Adam D. Portnoy, our managing trustees. Prior to October 1, 2005, RMR was beneficially owned by Barry M. Portnoy and Gerard M. Martin. Effective October 1, 2005, Mr. Barry Portnoy and Mr. Adam Portnoy, acquired Mr. Martin’s ownership in RMR. Mr. Martin remains a director of RMR and served as one of our managing trustees through January 2007.

8. Concentration

At December 31, 2006, our 310 hotels contained 45,656 rooms and were located in 38 states in the United States, Ontario, Canada and Puerto Rico. Between 5% and 15% of our hotels, by investment, were located in each of California, Texas, Virginia, Georgia and Florida. Our two hotels in Ontario, Canada and our hotel in Puerto Rico represent 1% and 3% of our hotels, by investment, respectively.

All of our third party managers or tenants are subsidiaries of other companies. The percentage of our minimum return payments and minimum rents, for each combination of hotels is shown below, as of December 31, 2006.

Manager / Tenant is a	Number of	Minimum Return /	% of
Subsidiary of:	Properties	Minimum Rent	Total
Host (no. 1)	53	$58,010	17%
InterContinental (no. 2)	76	50,000	15%
Marriott (no. 3)	35	49,034	14%
InterContinental (no. 3)	14	42,873	12%
InterContinental (no. 1)	31	37,777	11%
Barcelo Crestline (no. 4)	19	28,508	8%
Hyatt	24	19,150	5%
Host (no. 2)	18	18,854	5%
InterContinental (no. 4)	10	18,336	5%
Homestead	18	15,960	5%
Carlson	12	11,535	3%
Total	310	$350,037	100%

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

Minimum return and minimum rent payments due to us under some of our management agreements and leases are supported by guarantees. The guarantee provided by Hyatt with respect to the 24 hotels managed by Hyatt is limited to $50,000 ($46,458 remaining at December 31, 2006). The guarantee provided by Carlson with respect to the 12 hotels managed by Carlson is limited to $40,000 ($40,000 remaining at December 31, 2006). The combined guarantee provided by InterContinental for the 131 hotels managed or leased by InterContinental is limited to $125,000 ($115,922 remaining at December 31, 2006) and will expire if and when the hotels achieve stipulated operating results. The guarantee provided by Homestead expires if and when the hotels achieve stipulated operating results.

Each of our hotels is included in a combined management agreement or lease as described above. Operations at some of our managed hotels generated net financial results that were $3,542, $2,491and $10,470 less than the guaranteed minimum returns due us in 2006, 2005 and 2004, respectively. These amounts have been paid by the hotel managers or their guarantors and are reflected as a reduction of hotel operating expenses in our consolidated statement of income.

9. Selected Quarterly Financial Data (Unaudited)

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$235,726	$268,208	$265,125	$253,887
Income from continued operations	32,367	32,321	33,510	58,303
Net income available for common shareholders	33,319	33,463	34,649	59,952
Income from continuing operations available for common shareholders per share (1)	.42	.42	.43	.75
Income from discontinued operations available for common shareholders per share	.04	.04	.04	.05
Net income available for common shareholders per share (1)	.46	.47	.47	.79
Distributions per common share (2)	.73	.74	.74	.74

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$176,757	$214,091	$217,697	$209,468
Income from continued operations	24,118	17,825	26,001	43,179
Net income available for common shareholders	26,792	20,497	28,671	46,287
Income from continuing operations available for common shareholders per share (1)	.36	.26	.36	.60
Income from discontinued operations available for common shareholders per share	.04	.04	.04	.04
Net income available for common shareholders
Net income available for common shareholders per share (1)	.40	.30	.40	.64
Distributions per common share (2)	.72	.72	.73	.73

(1)          The sum of per common share amounts for the four quarters differs from annual per share amounts due to the required method of computing weighted average number of shares in interim periods and rounding.

(2)          Amounts represent distributions declared with respect to the periods shown. Distributions are generally paid in the quarterly period following the quarterly period to which they relate.

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

10. TravelCenters of America, Inc. Acquisition

On January 31, 2007, we completed our acquisition of TravelCenters of America, Inc., or TravelCenters, for approximately $1,900,000, pursuant to the Agreement and Plan of Merger dated as of September 15, 2006, as amended, among TravelCenters, us, one of our former subsidiaries and Oak Hill Capital Partners, L.P., solely in its capacity as the representative for the stockholders of TravelCenters. Upon completion of the acquisition, we restructured the business of TravelCenters and distributed all of the common shares of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders in a spin off transaction. The acquisition of TravelCenters, the restructuring of the TravelCenters business and the spin off transaction are collectively referred to herein as the TA Transaction.

As a part of the restructuring of TravelCenters which occurred in connection with the TA Transaction, on January 31, 2007:

•                  TravelCenters became a subsidiary of our subsidiary, TA;

•                  certain real property interests of 146 travel centers that were operated by TravelCenters and all trademarks, tradenames and certain other assets used in connection with the travel center business with an estimated total value of approximately $1,680,000 were transferred to subsidiaries of ours that were not owned by TA;

•                  TA became the owner of all of the working capital of TravelCenters, including current assets (primarily consisting of cash, receivables and inventory) and current liabilities (primarily consisting of trade payables and accrued liabilities);

•                  we contributed cash to TA so that the sum of its current assets, net of current liabilities, was $200 million;

•                  TA became the owner of one travel center in Ontario, Canada, the operator of two travel centers leased from owners other than us, the manager of one travel center for an owner other than us, the franchisor of 13 travel centers owned and operated by third parties and the owner of certain other assets historically owned and used by TravelCenters;

•                  we entered into a lease of the 146 travel centers we acquired and certain related assets to TA pursuant to the lease described below; and

•                  TA commenced operating the travel center business formerly conducted by TravelCenters.

After giving effect to this restructuring, on January 31, 2007, we distributed all of the shares of TA to our common shareholders of record on January 26, 2007. Shareholders were entitled to receive one TA common share for every ten of our common shares owned on the record date. Fractional shares were issued as necessary.  TA’s common shares are listed on the American Stock Exchange under the symbol “TA”. We expect to record a charge of between $2,500 and $3,000 in the first quarter of 2007 related to costs incurred in connection with the spin off transaction.

The preliminary allocation of the purchase price to the fair value of assets and liabilities acquired was as follows:

Net assets and liabilities transferred to TA in the restructuring	$220,000
Real estate	1,506,000
Trademarks and tradenames	139,000
Other	35,000
$1,900,000

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

We are obtaining updated valuations of certain of the acquired assets and we may change our preliminary purchase price allocation as a result of such valuations. In addition, we are evaluating the tax effects of the spin off and the final determination will depend in part on the final purchase price allocation, however, we do not expect that any tax liability would be material.

On January 22, 2007, we entered into a new $2,000,000 interim loan agreement, or the Acquisition Facility, with a group of institutional lenders that became effective concurrently with our acquisition of TravelCenters. The Acquisition Facility permits only a single borrowing, and the stated maturity date of the borrowing is January 30, 2008. Borrowings under the Acquisition Facility are unsecured. We are required to prepay a stated portion of outstanding borrowings under the Acquisition Facility upon the occurrence of events, including certain equity or debt issuances and asset sales. The annual interest rate on borrowings under the Acquisition Facility is computed at LIBOR plus a premium, subject to adjustment based on changes to our credit ratings. The initial annual interest rate of the Acquisition Facility was 6.02%.

The total consideration we paid to acquire TravelCenters was approximately $1,900,000. The cash purchase price and the capitalization of TA were funded primarily by a $1,400,000 borrowing under the Acquisition Facility and the approximately $627,776 net proceeds from our issuance of 13,800,000 common shares of beneficial interest in December 2006 and January 2007 (see Note 3.).

Our lease with TA is a “triple net” lease, which requires TA to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, inventories, services to customers, insurance, real estate and personal property taxes and ground lease payments. The annual minimum rent due to us under this agreement is $153,500, $157,000, $161,000, $165,000, $170,000 and $175,000 in each of the first five years of the agreement and for the remaining years thereafter, respectively. Starting in 2012, the lease requires TA to pay us as additional rent 3% of increases in non-fuel gross revenues and 0.3% of increases in gross fuel revenues at each leased travel center over 2011 gross revenue amounts. Percentage rent attributable to fuel sales is subject to a maximum each year calculated by reference to changes in the consumer price index. Our lease agreement with TA expires on December 31, 2022.

We have agreed to provide up to $25,000 of funding annually for the first five years of the lease for certain specified improvements to the leased travel centers. This funding is cumulative and may be drawn by TA from us in subsequent years until December 2015. There will not be any adjustment in our minimum rent as we fund these amounts. All improvements funded by us will be owned by us. TA is required to maintain, at its expense, the leased travel centers in good order and repair, including structural and non-structural components, but may request that we fund amounts in addition to the $125,000, in return for minimum annual rent increases equal to a minimum of 8.5% of the amount we fund.

11. Subsequent Events

On February 16, 2007, we sold 5,000,000 of our common shares at a price of $47.67 per share in a public offering. On February 23, 2007, we sold an additional 750,000 common shares at a price of $47.67 per share pursuant to an option we granted to the underwriters. Net proceeds from these sales, after underwriting and other estimated offering expenses, were $261,810. We used these proceeds to reduce borrowings under the Acquisition Facility.

On February 21, 2007, we sold 12,000,000 Series C cumulative redeemable preferred shares at a price of $25.00 per share in a public offering.  Net proceeds from this offering, after underwriting and other estimated offering expenses, were $290,250. We used these proceeds to reduce borrowings under the Acquisition Facility. Each of our Series C preferred shares has a distribution rate of $1.75 per annum, payable in equal quarterly amounts, and a liquidation preference of $25 ($300,000 in aggregate). Series C preferred shares are redeemable at our option for $25 each plus accrued and unpaid distributions at any time on or after February 15, 2012. On February 22, 2007,

HOSPITALITY PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

the underwriters partially exercised a 30 day option to purchase additional Series C preferred shares from us to cover overallotments. As a result, we expect to issue 700,000 Series C preferred shares on February 28, 2007 and to receive net proceeds, after underwriting and other estimated offering expenses, of $16,949.

12. Discontinued Operations

On July 26, 2007, we sold 18 Homestead Studio® Suites hotels for gross proceeds of $205,350 and recognized a gain on sale of $95,711. As of July 26, 2007, the disposed properties had a net carrying value of $109,072. Seventeen of these hotels were sold to an unrelated party. One hotel was purchased by a subsidiary of HRPT Properties Trust, a publicly traded real estate investment trust that is managed by RMR, which is also our manager. We used the net proceeds from these sales, totaling $189,309 after the refund of a $15,960 security deposit and payment of closing costs, to reduce amounts outstanding under our revolving credit facility.  We have reclassified our consolidated statement of income for all periods presented to show the results of operations of the hotels which have been sold as discontinued.  Following is a summary of the operating results of these discontinued operations:

	Year ended
	2006	2005	2004
Minimum rent	$15,960	$15,960	$15,960
Percentage rent	509	439	187
Total revenue	16,469	16,399	16,147
Depreciation and amortization	(3,206)	(4,550)	(4,550)
General and administrative	(725)	(725)	(727)

Income from discontinued operations	$12,538	$11,124	$10,870

HOSPITALITY PROPERTIES TRUST

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2006
(dollars in millions)

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition	Gross Amount at which Carried at Close of Period
	Encumbrances	Land	Buildings & Improvements	Improvements	Land	Buildings & Improvements	Total(1)
71 Courtyards	$—	$127	$643	$26	$127	$669	$796
76 Candlewood Hotels	4	86	457	2	86	459	545
37 Residence Inn	—	69	334	3	69	337	406
35 Staybridge Suites	—	91	353	2	91	355	446
24 AmeriSuites	—	25	195	8	25	203	228
5 InterContinental	—	32	264	4	32	268	300
18 Homestead Village	—	28	107	—	28	107	135
11 Crowne Plaza	—	67	251	1	67	252	319
3 Marriott Full Service	—	14	90	1	14	91	105
12 TownePlace Suites	—	17	78	1	17	79	96
4 Radisson	—	7	81	3	7	84	91
5 Country Inns & Suites	—	6	58	5	6	63	69
4 Holiday Inn	—	10	37	—	10	37	47
3 Park Plaza	—	2	22	3	2	25	27
2 SpringHill Suites	—	3	15	—	3	15	18
Total (310 hotels)	$4	$584	$2,985	$59	$584	$3,044	$3,628

				Life on which
				Depreciation in
				Latest Income
	Accumulated	Date of	Date	Statement is
	Depreciation(1)	Construction	Acquired	Computed
71 Courtyards	$(157)	1987 through 2000	1995 through 2003	15 - 40 Years
76 Candlewood Hotels	(74)	1996 through 2000	1997 through 2003	15 - 40 Years
37 Residence Inn	(80)	1989 through 2002	1998 through 2005	15 - 40 Years
35 Staybridge Suites	(58)	1989 through 2002	1996 through 2006	15 - 40 Years
24 AmeriSuites	(41)	1992 through 2000	1997 through 2002	15 - 40 Years
5 InterContinental	(12)	1924 through 1989	2006	15 - 40 Years
18 Homestead Village	(24)	1996 through 1998	1999	15 - 40 Years
11 Crowne Plaza	(8)	1971 through 1987	2006	15 - 40 Years
3 Marriott Full Service	(19)	1972 through 1995	1998 through 2001	15 - 40 Years
12 TownePlace Suites	(15)	1997 through 2000	1998 through 2001	15 - 40 Years
4 Radisson	(20)	1987 through 1990	1996 through 1997	15 - 40 Years
5 Country Inns & Suites	(14)	1987 through 1997	1996 and 2005	15 - 40 Years
4 Holiday Inn	(2)	1984 through 2001	2006	15 - 40 Years
3 Park Plaza	(6)	1987 through 1990	1996	15 - 40 Years
2 SpringHill Suites	(2)	1997 through 2000	2000 through 2001	15 - 40 Years
Total (310 hotels)	$(532)

(1)          Excludes $414 of personal property classified on our consolidated balance sheet as furniture, fixtures and equipment and $176 of related accumulated depreciation.

S-1

HOSPITALITY PROPERTIES TRUST

NOTES TO SCHEDULE III
DECEMBER 31, 2005
(dollars in thousands)

(A) The change in total cost of properties for the period from January 1, 2004 to December 31, 2006, is as follows:

	2006	2005	2004
Balance at beginning of year	$3,255,353	$2,817,608	$2,813,737

Additions: hotel acquisitions and capital expenditures	372,329	451,126	12,332
Dispositions	(95)	(13,381)	(8,461)

Balance at close of year	$3,627,587	$3,255,353	$2,817,608

(B) The change in accumulated depreciation for the period from January 1, 2004 to December 31, 2006, is as follows:

	2006	2005	2004
Balance at beginning of year	$448,392	$379,594	$319,204

Additions: depreciation expense	83,495	72,339	61,623
Dispositions	(95)	(3,541)	(1,233)

Balance at close of year	$531,792	$448,392	$379,594

(C) The net tax basis for federal income tax purposes of our real estate properties was $3,089,942 on December 31, 2006.

S-2